Filed Pursuant to Rule 424(b)(3)

File Number 333-140671

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated February 19, 2008

to Prospectus declared

effective on April 23, 2007

as supplemented

by Prospectus Supplement No. 1 dated December 10, 2007

(Registration No. 333-140671)

MICROFIELD GROUP, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated April 23, 2007 as supplemented by Prospectus Supplement No. 1 dated December 10, 2007.  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby updated to reflect the transfer of 5,360,214 shares of common stock from Gene Ameduri & Kathleen Ameduri JT Ten to Kathleen Ameduri, TOD Account and Gene Ameduri, TOD Account in the amount of 2,680,107 shares of common stock, respectively.  The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

The following shall appear within the Selling Stockholders table:

Beneficial Ownership

Prior to Offering

Name of Selling Stockholder	Shares	Percentage (1)	Shares Offered
Kathleen Ameduri, TOD Account	2,680,107	3.2	2,680,107
Gene Ameduri, TOD Account	2,680,107	3.2	2,680,107

(1)  Percentage prior to offering is based on 83,569,416 shares of common stock  outstanding as of December 29, 2007.

Our common stock is listed on the OTC Bulletin Board under the symbol “MICG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 19, 2008.